Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
TM Entertainment and Media, Inc.
We hereby consent to the use in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated June 7, 2007, except for Note 2 and the fifth paragraph of Note 6, as to which the date is September 7, 2007, on the financial statements of TM Entertainment and Media, Inc. as of May 31, 2007 and for the period from May 1, 2007 (inception) to May 31, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.
/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP New York, New York
October 9, 2007